ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of November 22, 2013, by and among TGE Industrial Services, LLC, a Texas limited liability company ("Buyer"), on the one hand, and Texas Gulf Energy, Incorporated, a Nevada corporation ("TXGE"), and its subsidiaries, Fishbone Solutions, Inc., a Texas corporation ("Fishbone"), and Texas Gulf Industrial Services, Inc., a Texas corporation ("TGIS", and collectively with TXGE and Fishbone, "Sellers"), on the other hand.

WHEREAS, Sellers are engaged in, among other things, the operation of three distinct operating segments commonly known within Sellers' organization as "TGE Industrial Services," "TGE Electrical and Instrumentation," and "Fishbone Solutions" (the "Business Lines"); and

WHEREAS, upon the terms and conditions hereinafter set forth, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, substantially all of Sellers' assets used in the operation of the Business Lines.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and undertakings hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **Purchase/Sale of Assets.** At the Closing (as defined below), Sellers shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of each Seller's right, title and interest in and to all of the assets, properties and rights of Sellers relating to the Business Lines and existing at the close of business on the day of the Closing, including those assets, tangible and intangible, reflected in the Schedule of Purchased Assets attached hereto as Schedule 1A (collectively, the "Purchased Assets"), in each case free and clear of any and all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever (collectively, "Liens") other than Permitted Liens (defined below). The foregoing notwithstanding, Buyer shall not purchase, and Sellers shall not sell, those assets which are listed in the Schedule of Excluded Assets attached hereto as Schedule 1B (collectively, the "Excluded Assets").

2. **Limited Assumption of Liabilities.** As of the Closing Date (as defined below), Buyer shall assume and agree to perform, pay, satisfy and discharge only (i) those obligations that arise out of or relate to periods after (but not prior to) the Closing under any of the contracts listed in the Schedule of Assumed Contracts and Other Assumed Liabilities attached hereto as Schedule 2 (collectively, the "Assumed Contracts"), and (ii) those other obligations or liabilities specifically listed in Schedule 2. All such assumed obligations or liabilities described in (i) and (ii) in the preceding sentence are referred to collectively as the "Assumed Liabilities".

3. **Excluded Liabilities.** Buyer shall not assume, nor does Buyer agree to pay, any debts, liabilities, taxes or any other obligations of Seller, of any nature whatsoever, other than the Assumed Liabilities. All liabilities or obligations of Sellers other than the Assumed Liabilities (collectively, the "Excluded Liabilities") shall be the sole responsibility of Seller. Without limiting the generality of the foregoing, any unfulfilled obligations of Sellers that arise out of or

relate to periods prior to the Closing under any of the Assumed Contracts shall be Excluded Liabilities hereunder.

4. **Closing.** The closing of the purchase and sale of the Purchased Assets (the "Closing") will take place on November 22, 2013, at the offices of Block & Garden, LLP, 5949 Sherry Lane, Suite 900, Dallas, Texas, and be deemed effective as of 12:00:01 a.m. (Houston, Texas time) on November 18, 2013 (the "Closing Date"), unless another time, date and/or place is agreed to in writing by the parties. The signatures to any agreements, instruments and other deliverables to be exchanged among the Parties at the Closing pursuant to this Agreement may be exchanged by facsimile or electronic transmission.

5. **Purchase of Purchased Assets; Pre-payment Under Transition Agreement.**

(a) Purchase of Purchased Assets. In consideration for the Purchased Assets, Buyer shall pay to Sellers an aggregate purchase price of $4,137,335 (as adjusted pursuant to the terms of this Agreement, the "Purchase Price") consisting of (i) the Assumed Liabilities (including $1,597,000 in assumed notes) plus (ii) $2,540,335.00 cash as follows: (A) upon the execution of this Agreement, the Buyer shall pay a Seventy-Five Thousand Dollar ($75,000) cash deposit (the "Deposit") to the Sellers which shall be credited at the Closing to the Purchase Price, by wire transfer of immediately available funds to an account designated by Sellers; and (B) on the morning of November 22, 2013, Buyer shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, the sum of Two Million Four Hundred Sixty-Five Thousand Three Hundred Thirty-Five Dollars ($2,465,335.00). The Purchase Price shall be allocated pursuant to the schedule attached hereto as Schedule 5(a).

(b) Pre-payment Under Transition Agreement. On the morning of November 22, 2013, Buyer shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, the sum of One Hundred Fifty Thousand Dollars ($150,000.00), representing a pre-payment of fees due to Sellers under the Transition Agreement in substantially the form attached hereto as Exhibit E.

6. **Further Cooperation.** From time to time after the Closing, Sellers (at Buyer's request and without further consideration), shall execute and deliver such other instruments of transfer as Buyer may reasonably request to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets. Sellers shall as promptly as practical deliver to Buyer any cash, checks, mail, packages, notices and other similar communications they receive that are the property of Buyer. If requested by Buyer, each Seller shall endorse in favor of Buyer any checks or other instruments of payment that by their terms are payable to such Seller but are to be acquired by Buyer hereunder. After the Closing, each Seller shall as promptly as practicable forward to Buyer any telephone calls and any telecopy, telegraph or other communications received by it in respect of the Purchased Assets.

7. **Sellers' Representations and Warranties.** Sellers jointly and severally represent and warrant to Buyer as follows:

a. Organization. TXGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Fishbone is a corporation duly organized,

validly existing and in good standing under the laws of the State of Texas. TGIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Seller is duly qualified as a foreign corporation to do business and is in good standing in those States listed on Schedule 7(a).

b. Binding Obligation. Each Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and the requisite number of shareholders of each Seller have duly authorized the execution and delivery of this Agreement and the transactions contemplated by this Agreement, and no other corporate proceedings on the part of either Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally. The execution, delivery and performance by each Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of (i) the Certificate of Incorporation or Bylaws of the Seller, (ii) any contract or agreement to which the Seller is a party or by which the Purchased Assets are bound, or (iii) any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller or to any of its properties or assets. To the Sellers' knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to either Seller in connection with its execution, delivery or performance of this Agreement.

c. Purchased Assets. The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business Lines in the manner presently operated by Sellers.

d. Title to Personal Property. Sellers have good and marketable title to all of the personal property included in the Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens) and the consummation of the transactions contemplated by this Agreement will transfer to Buyer good and marketable title to the Purchased Assets free and clear of all Liens (other than Permitted Liens). As used in this Agreement, "Permitted Liens" means (i) Liens for taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) Liens and encroachments which do not materially interfere with the present use of the properties they affect, (iii) Liens that will be released prior to, as of, or in connection with the Closing, (iv) Liens arising under this Agreement, and (v) applicable zoning and building ordinances and land use regulations.

e. Real Property. Neither Seller neither owns nor leases any real property that is part of the Purchased Assets.

f. Contracts. To the best knowledge and belief of the Sellers, neither Seller is a party to or bound by any lease, agreement, contract or other commitment relating to the Purchased Assets or the Assumed Liabilities other than the contracts and agreements set forth on

Schedule 2 (collectively, the "Contracts") and each Contract is a valid and binding obligation of the applicable Seller and is in full force and effect. Sellers have performed all obligations required to be performed by them to date under the Contracts. Neither Seller is in violation of or in default under any of the Contracts, and, to the best knowledge and belief of Sellers, no other party to the Contracts is in violation of or default under any of the Contracts. To the best knowledge and belief of Sellers, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a violation or default by any other party under any Contract. All Contracts are in the name of the applicable Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to Buyer at the Closing. Neither Seller has knowledge of any intention by any party to any Contract to terminate or limit its business relationship with such Seller. Sellers have delivered to Buyer (i) true and complete copies of all written Contracts including any amendments or waivers thereof and (ii) a true and complete written summary of the material terms of any oral Contracts. There are no unwritten amendments or waivers of any Contract.

g. Litigation; Bankruptcy. Except as set forth on Schedule 7(g), there are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge and belief of Sellers, threatened by or against or affecting the Business Lines, nor, to the best knowledge and belief of Sellers, is there any basis therefor. Neither Seller has filed a petition in any case, action, or proceeding under the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended (the "Bankruptcy Code"), or any similar state law; no petition in any case, action, or proceeding under the Bankruptcy Code or any similar state law has been filed against either Seller that has not been dismissed or vacated; and neither Seller has filed an answer or otherwise admitted in writing insolvency or inability to pay its debts or made an assignment for the benefit of creditors or consented to an appointment of a receiver or trustee of all or a material part of its property. To Sellers' best knowledge, the transaction contemplated hereby is not a preference, voidable transfer, fraudulent conveyance, or otherwise in violation of the Bankruptcy Code or any other similar state or federal law.

h. Absence of Changes or Events. To the best knowledge and belief of Sellers, since September 20, 2013, each of the Business Lines has been operated in the ordinary course and there has not been any Material Adverse Change. For purposes of this Agreement, "Material Adverse Change" means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (i) would have or could reasonably be expected to have an adverse effect of $10,000.00 or more on the value of the Purchased Assets or any of the Business Line's historical or near-term or long-term projected business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations, (ii) would or could reasonably be expected to be materially adverse to the ability of Buyer to operate the Business Lines immediately after the Closing, (iii) would cause or could reasonably be expected to cause a default under any Contract to which either Seller is party or any party's failure to pay any amounts due under such Contract in a timely basis (taking into consideration any grace periods in such agreements), or (iv) that would interfere or could reasonably be expected to interfere with either Sellers' or Buyer's enjoyment of the Business Lines.

i. Compliance with Laws; Licenses. To the best knowledge and belief of Sellers,

each Seller is in compliance, in all material respects, with all laws, orders, ordinances, rules or regulations of any governmental authority applicable to the operation of the Business Lines, and neither Seller has received any written communication during the past two (2) years from a governmental authority that alleges that the Seller is not in compliance with respect to any of the Business Lines in any respect with any law, order, ordinance, rule or regulation. To the best knowledge of the Sellers, (i) Sellers have all governmental licenses and authorizations necessary to conduct each Business Line as currently conducted and as proposed to be conducted, and (ii) all such licenses and authorizations are in full force and effect and there are no violations, terminations, notices of terminations or defaults thereof or thereunder. Upon consummation of the transactions contemplated by this Agreement, Buyer will obtain all of the right, title and interest in such licenses and authorizations.

j. No Broker's or Finder's Fees. Except for the payment made by the Buyer to John Sloan in the amount of $120,000, no agent, broker, investment banker, person or firm acting on behalf of Sellers is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

k. Employee Benefit Plans. There are no plans of Sellers in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, for which Buyer will become liable as a result of the transactions contemplated by this Agreement.

l. Environmental Matters. To the best knowledge and belief of Sellers, Sellers have complied in all material respects with the provisions of all applicable laws (both statutory and common law), rules, regulations, orders, ordinances, decrees, actions, injunctions, and requirements of an applicable governmental entity relating to pollution and to protection of the environment (including without limitation the handling of any polluted, toxic or hazardous materials), all as amended (collectively, the "Environmental Requirements"). To the best knowledge and belief of Sellers, there have been no private or governmental claims, citations, complaints, notices of violation or letters issued to or threatened against Sellers by any governmental entity or private party for the violation of any Environmental Requirements or the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting from the ownership, use or operation of the Purchased Assets.

m. Financial Statements. Sellers have delivered to Buyer unaudited financial statements with respect to the Business Lines that are attached hereto as Schedule 7(m) (the "Financial Statements"). All such Financial Statements, including the notes thereto, are in accordance with the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby (except for the absence of notes thereto and subject to normal and customary year-end adjustments), and present fairly the financial position and the results of operations of the Business Lines as of the dates and for the periods indicated.

n. Accounts Receivable. All accounts receivable of Sellers that are purchased by the Buyer pursuant to Section 10(g) hereof as listed in the schedule required by Section 12(d)(vii) (collectively, the "Accounts Receivable") were created in the ordinary course of business and are

collectible in the amounts thereof reflected in the books and records of Sellers and to be reflected in the Accounts Receivable Schedule. None of the Accounts Receivable is or was subject to any counterclaim or setoff. All of such Accounts Receivable that are purchased by the Buyer pursuant to Section 10(g), if any, arose out of bona fide, arms' length transactions for the sale of goods or performance of services, and are (or will be at Closing) owned by Sellers free and clear of all Liens.

o. Taxes. Except for and other than those taxes and other charges that are the responsibility and obligation of the Buyer as set forth in Section 16(b), Sellers are responsible for and shall pay or have paid all taxes and other governmental charges or penalties to which the Purchased Assets are subject up to and as of the Closing Date. There are no taxes of any nature (whether based on income or gross receipts or franchise, real and personal property, leased property, employment, excise, sales and use or other taxes of any kind) properly attributable to periods up to and including the Closing Date for which Buyer could be held liable which have not been or will not be paid by Sellers.

p. No Undisclosed Liabilities. To the best knowledge and belief of Sellers, Sellers have no liabilities or obligations of any nature whatsoever except for those liabilities and obligations reflected or reserved against in the balance sheet of Sellers included in the Financial Statements (previously delivered to Buyer) and current liabilities incurred in the ordinary course of business of Sellers since the date of the Financial Statements.

q. Proprietary Rights. Schedule 7(q) contains a true and complete list of all Proprietary Rights (as defined in Schedule 1A) which constitute a patent, patent application, trademark registration, application to register a trademark, copyright registration, application to register a copyright, or a registered Internet domain name owned by a Seller. Sellers do not own any pending applications with respect to any Proprietary Rights except as set forth on Schedule 7(q). To the best knowledge and belief of Sellers, all of the Proprietary Rights that are owned by Sellers are owned free and clear of any Liens other than Permitted Liens and except as set forth on Schedule 7(q), none of the Proprietary Rights owned by Sellers have been or are the subject of any pending adverse claim, or, To the best knowledge and belief of Seller, any threatened litigation or claim of infringement. To the best knowledge and belief of Sellers, no license or royalty agreement to which either Seller is a party is in default or the subject of any notice of termination given, nor does either Seller have reason to anticipate any such default or notice or that the transactions herein contemplated will result in termination or in any reduction hereafter (except by reason of reduced sales volume) in royalties payable under any such agreement. To the best of Seller's knowledge, the Purchased Assets do not, and any process, method, part, design or material Sellers employ, or the marketing and use by any Business Lines of any Purchased Asset or any service under any Assumed Contract does not, infringe any trademark, trade name, copyright or patent of another, and Sellers have not received any notice contesting their right to use any trademark, trade name, product, process, design, computer program or written work now used by either Seller in connection with the Business Lines or the operation thereof. Except as set forth on Schedule 7(q), Sellers have not granted any license in respect of any Proprietary Rights. To the best knowledge and belief of Sellers, Sellers own or possess adequate rights in perpetuity in and to all Proprietary Rights necessary to conduct the Business Lines as presently conducted in all material respects, or have the right to use such Proprietary

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Rights pursuant to a license, sublicense or agreement identified in Schedule 7(q).

r. Related Party Transactions. Except as set forth on Schedule 7(r), no employee, officer, director, manager, 10% or greater equity holder, partner or member of either Seller, any member of his or her immediate family or any of their respective affiliates ("Related Persons") (i) is involved in any business arrangement or other relationship with either Seller (whether written or oral) that relates to the Business Lines, (ii) owns any property or right, tangible or intangible, that is used by either Seller in connection with the operation of the Business Lines, or (iii) has any claim or cause of action against either Seller that arises from or relates to the operation of the Business Lines. For purposes of this Section 7(r), a "Related Person" shall not mean or include David Mathews, John Sloan, Larry Laqua or James Eaton, or any member of his immediate family or any of his affiliates.

s. Consents and Approvals. To the best knowledge and belief of Sellers, no filing or registration with, no notice to and no permit, consent or waiver of any third party is necessary for the consummation by Sellers of the transactions contemplated by this Agreement and any related agreements.

t. Inventory. To the best knowledge and belief of Sellers, the Inventory (as defined in Schedule 1A) consists of items of a quantity, type and quality usable in the ordinary course of business consistent with past practices, and is in a quantity sufficient for the normal operation of the Business Lines in accordance with past practice, and the Inventory has been maintained in the ordinary course of business. To the best knowledge and belief of Sellers, the Inventory is sufficient in kind and amount to satisfactorily conduct the Business Lines after the Closing in accordance with past practice.

u. Full Disclosure. Neither this Agreement nor any document or other information furnished or to be furnished by or on behalf of Sellers to Buyer in connection with this Agreement or the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

8. Buyer's Representations and Warranties. Buyer represents and warrants to Sellers as follows:

a. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

b. Binding Obligation. Buyer has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement. All limited liability company acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of (i) the organizational documents of Buyer, or (ii) any contract or other agreement to which Buyer is a party. Except as set forth on Schedule 8(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

c. No Broker's or Finder's Fees. Except as set forth on Schedule 8(c), no agent, broker, investment banker, person or firm acting on behalf of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

9. Covenants of Sellers. During the period from the date of this Agreement and continuing until the Closing, Sellers agree that:

a. Ordinary Course. Sellers shall carry on each Business Line in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, maintain inventory levels, keep available the services of its key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby.

b. No Other Bids. Sellers have disclosed to Buyer, and Buyer hereby acknowledges, that Sellers have had previous discussions with and inquiries from other persons and entities regarding the potential sale of the Business Lines and/or Purchased Assets to such other persons and entities. From and after the date of this Agreement, Sellers shall not (directly or indirectly through others) solicit or encourage from any person or entity other than Buyer (including by way of furnishing information or entering into discussions or negotiations or any oral or written agreement of any kind) any inquiries or the making of any proposal, or continue any discussions or negotiations with any person or entity, which may reasonably be expected to lead to any acquisition of the Purchased Assets other than the transactions contemplated by this Agreement, unless this Agreement is terminated or the Closing does not occur within the time period set forth in this Agreement.

c. Consents. Prior to the execution of this Agreement, Sellers shall each obtain the consent of each Seller's board of directors, and the consent of the majority stockholders of each of Fishbone and TGIS, with respect to the transactions contemplated by this Agreement.

d. Notification of Material Adverse Change. Sellers shall immediately notify Buyer of any Material Adverse Change.

e. Conduct of Business Pending Closing. Except as contemplated herein or with the prior written consent of Buyer, Sellers shall:

(i) maintain (A) all of Sellers' equipment in operating condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of Sellers in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(ii) not sell, transfer, pledge or grant a security interest in, or otherwise dispose or encumber, any of the Purchased Assets except in the ordinary course of business or as contemplated in this Agreement;

(iii) comply with all contractual and other obligations applicable to the operation of each of the Business Lines;

(iv) not amend, modify or terminate any Assumed Contract other than in the ordinary course of business; provided, however, that Sellers shall promptly notify Buyer of any such amendment, modification or termination of any Assumed Contract so effected by Sellers;

(v) not enter into any new agreements relating to the Business Lines;

(vi) (A) except as bound by written agreement entered into prior to December 31, 2012, Sellers shall not (1) change or increase compensation payable, or to become payable, by each Seller to its employees engaged in the Business Lines, (2) increase benefits or benefit plan costs for Sellers' employees engaged in the Business Lines, (3) change or increase any bonus, vacation, paid time off, company awards, insurance, pension, compensation or other benefit plan or arrangement made for or with or covering any employee of Sellers engaged in the Business Lines, and (B) except for amendments to agreements between TXGE and David Mathews or John Sloan, shall not amend any employment, severance, consulting, non-competition or similar agreement with any employee, independent contractor or consultant of Sellers engaged in the Business Lines; provided, however, that Sellers shall promptly notify Buyer of any such amendment of any such agreement between either Seller and David Mathews or John Sloan so effected by such Seller;

(vii) change or modify Sellers' vendor payment policies, procedures or practices (to the extent related to the Business Lines);

(viii) to the extent related to the Business Lines, cancel or compromise any debt or claim or waive or release any right of Sellers except in the ordinary course of business consistent with past practice; or

(ix) not alter its existing lease arrangements with respect to any of the Purchased Assets or enter into any agreement to lease, purchase or otherwise occupy real property in the operation of any of the Business Lines.

10. Additional Agreements

a. Access to Information. Sellers shall afford to Buyer and to Buyer's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all their books and records, and, during such period, Sellers shall

furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. All communications regarding the transactions contemplated by this Agreement and all requests for information and access to the facilities and operations of the Business Lines shall be submitted and directed to Craig Crawford or John Haney, unless otherwise directed in writing by Sellers.

b. Confidentiality. All confidential and proprietary information provided by one party or its Representatives (as defined below) to the other party or its Representatives, including without limitation, the existence and terms of this Agreement, will be kept in strict confidence by such other party and will only be used to evaluate the other party in conjunction with the transactions contemplated by this Agreement, except as otherwise required by applicable law. If either party is required by applicable law to disclose the confidential information of the other party as provided in the preceding sentence, such party shall give the party to whom such information belongs prompt written notice of such requirement by law prior to such disclosure and assistance in obtaining an order protecting the confidential information from public disclosure. The parties may disclose information to their Representatives for the sole purpose of evaluating the transactions contemplated in this Agreement, so long as the Representatives agree to keep such information confidential. Each party agrees to be responsible for any breach of this Agreement by its Representatives. If this Agreement is terminated, all documents or other media containing such information will be promptly returned to the appropriate party or, if the material is integrated with other information of the other party, destroyed; provided, that if the receiving party elects to destroy such information, it shall promptly certify in writing to the disclosing party that it has destroyed all such information in accordance with this Agreement. Notwithstanding the foregoing, counsel to each party shall be entitled to retain a copy of all confidential materials for the purpose of defending any claim of non-compliance of this provision by either party, and any such retained confidential materials shall remain subject to this Section 10(b). As used herein, "Representatives" shall mean, with respect to any party, any officer, director, shareholder, member, partner, attorney, accountant, tax advisor, agent, investment banker, lender, investor and potential investor, employee or other representative of such party. This provision will survive termination of this Agreement. The Sellers acknowledge and agree that all confidential and proprietary information of the Sellers related exclusively to the Business Lines shall be conveyed to the Buyer pursuant to the transactions contemplated by this Agreement, and, to the extent comprising part of the Purchased Assets, shall constitute confidential and proprietary information of the Buyer upon the Closing.

c. Publicity. None of the parties to this Agreement shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), unless such disclosure is required by applicable law, including but not limited to, securities regulations. Notwithstanding the foregoing, promptly after the Closing the parties shall issue a joint press release in form and substance to be agreed to by the parties prior to Closing.

d. Revocation of Seller's Assumed Names. Concurrently with the Closing, Sellers shall cease to use the names "TGE" and "Fishbone" or any derivatives thereof; provided, however, that Sellers may use their existing stock of stationary and promotional materials

containing the "TGE" name. In addition, during the one (1) year period following the Closing Date, Sellers shall not use the name "Texas Gulf Energy" in the marketing, or promotional materials, of a business that procures, provides or markets industrial services competitive with those offered as of the Closing Date by the Business Lines. Notwithstanding the foregoing, the Sellers shall not be precluded from, and shall have the right to, disclose in marketing materials that any particular corporate entity is a wholly owned subsidiary of Texas Gulf Energy, Incorporated, if such is the case.

e. Transfer of Licenses and Permits. Sellers shall use commercially reasonable efforts, at Buyer's sole cost and expense, to assist Buyer with the assumption, transfer, or reissuance of any and all permits and licenses required for the operation of the Business Lines.

f. Accounts Payable. All accounts payable of Sellers as of the Closing Date relating to the Purchased Assets or the Business Lines (except for the Assumed Liabilities) shall be timely paid by Sellers.

g. Purchase of Accounts Receivable. Subject to the terms and conditions of this Section 10(g), Buyer shall purchase such portion of the Accounts Receivable (as defined in Section 7(n)) indicated on the Accounts Receivable Schedule delivered by Sellers to Buyer in accordance with Section 12(d)(vii) for such consideration as may be mutually agreed by Buyer and Sellers in writing on the Closing Date.

h. No Liability for Representations and Information Provided by Mathews and Sloan. Buyer shall have no claims against either Seller, or the Sellers, and each Seller shall have no liability to Buyer for or regarding any representations or information made by, or delivered by, David Mathews, John Sloan, James Eaton or Larry Laqua, to the Buyer with respect to the contemplated transactions between the parties or with respect to the business or condition of the Sellers. Further, the Buyer represents and warrants that, as of the Closing Date, it is not aware of, and has no knowledge regarding, any facts or circumstances that would constitute a breach by either of the Sellers of the representations and warranties of the Sellers set forth in this Agreement, including but not limited to those set forth in Section 7 herein.

i. Release from Employee Agreements. Effective immediately upon the Closing, each Seller hereby releases David Mathews, John Sloan, Larry Laqua, James Eaton and all other employees of the Sellers who become employees of the Buyer in connection with the transactions contemplated by this Agreement from any and all employment, non-disclosure, non-competition, non-solicitation or similar agreements between such employees and the Sellers. The Sellers acknowledge and agree that each such employee is and shall be an intended third-party beneficiary of this Section 10(i).

11. Conditions to Each Party's Obligations. The obligations of each party to close the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

a. Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body, and Sellers shall not have received any notice

of an event that, with the passage of time, could lead to any action, suit or proceeding, seeking to challenge or restrain the transactions contemplated by this Agreement.

12. Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived in writing by Buyer:

a. Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Buyer shall have received a certificate signed by the chief executive officer of TXGE to such effect.

b. Performance of Obligations of Seller. Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of TXGE to such effect.

c. No Material Adverse Change. Since September 20, 2013, there shall have been no Material Adverse Change.

d. Closing Deliveries. Sellers shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) A duly executed Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

(ii) A duly executed counterpart of an assignment and estoppel in respect of each of the leases that is an Assumed Contract, including an assignment of rights under any subordination, non-disturbance, attornment agreement or an assignment of any and all right, title and interest in and to any appurtenant rights with respect to such lease, in substantially the form attached hereto as Exhibit B.

(iii) A duly executed Assignment of United States Trademarks in substantially the form attached hereto as Exhibit C.

(iv) A legal opinion of Sellers' counsel expressing the opinions set forth in Exhibit D.

(v) A duly executed Transition Agreement in substantially the form attached hereto as Exhibit E.

(vi) A certificate of the Secretary of each Seller certifying the resolutions of the Board of Directors of each Seller, and the resolutions of the majority shareholders of each Fishbone and TGIS, approving the transactions contemplated by this Agreement.

(vii) A schedule of the Accounts Receivable certified by an executive officer of TXGE to be true and correct (the "Accounts Receivable Schedule").

(viii) Confirmation that payroll for Sellers' employees for the week ending November 17, 2013 will be paid by Sellers on or before November 22, 2013.

e. Release of Liens. Provision reasonably satisfactory to Buyer shall have been made for the release of any Liens which encumber any of the Purchased Assets.

13. Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived in writing by each Seller:

a. Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Sellers shall have received a certificate signed by the chief executive officer of Buyer to such effect.

b. Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Sellers shall have received a certificate signed by the chief executive officer of Buyer to such effect.

c. Closing Deliveries. Buyer shall deliver to Sellers at or prior to the Closing the following documents:

(i) the portion of the Purchase Price identified in Section 5(a)(i) by wire transfer of immediately available funds to an account designated by Sellers.

(ii) A duly executed Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

(iii) A certificate of a Manager of Buyer certifying the resolutions of the Board of Managers of Buyer approving the transactions contemplated by this Agreement.

(iv) Such documents requested by Sellers or their counsel evidencing the cancellation, or redemption by TXGE, of all securities previously issued by TXGE and beneficially owned by David Mathews and John Sloan.

(v) Such other documents, instruments or certificates as shall be reasonably required by Sellers or their counsel.

14. **Indemnification**

a. Buyer Claims. Sellers shall indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, managers, equityholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses ("Losses"), which may arise out of (i) any breach of Sellers' representations and warranties set forth in this Agreement, (ii) any other breach or violation of this Agreement by Sellers, (iii) the failure of Sellers to pay or otherwise discharge the Excluded Liabilities, (iv) any liability under Environmental Requirements arising from the conduct of the Business Lines or the ownership of the Purchased Assets prior to the Closing, or (v) the ownership or operation of Sellers or the Purchased Assets on or prior to the Closing Date (other than the Assumed Liabilities). Buyer shall be entitled to indemnification for any breach of Seller's representations and warranties only when the aggregate of all such Losses incurred by Buyer (excluding for this purpose legal, accounting and other expenses) exceeds $5,000.00 (the "Deductible"), and then only with respect to such excess amount above the Deductible; provided, however, that the Deductible shall not apply in the case of Sellers' fraud or intentional misrepresentation, or matters arising in respect of Section 7(d) (Title to Personal Property), Section 7(j) (No Broker's or Finder's Fees), Section 7(l) (Environmental Matters) or Section 7(o) (Taxes) (collectively, the "Fundamental Representations").

b. Sellers' Claims. Buyer shall indemnify and hold harmless Sellers and their successors and assigns and their respective officers, directors, shareholders, employees and agents, against, and in respect of, any and all Losses which may arise out of (i) any breach of Buyer's representations and warranties set forth in this Agreement, (ii) any other breach or violation of this Agreement by Buyer, (iii) the failure of Buyer to pay or otherwise discharge the Assumed Liabilities, or (iv) the ownership or operation of Buyer or the Purchased Assets after the Closing Date (other than the Excluded Liabilities). Sellers shall be entitled to indemnification for any breach of Buyer's representations and warranties only when the aggregate of all such claims (excluding for this purpose legal, accounting and other expenses) exceeds the Deductible, and then only with respect to such excess amount; provided, however that such limitation shall not apply in the case of Buyer's fraud or intentional misrepresentation.

c. Time Limitations. Except as set forth below in this paragraph, a party against whom indemnification is sought under this Agreement (the "Indemnifying Party") will have no liability for indemnification with respect to any breach of the representations and warranties set forth in this Agreement unless on or before twelve (12) months from the Closing Date (the "Survival Period") the party seeking indemnification (the "Indemnified Party") notifies the Indemnifying Party of a bona fide claim; provided, however, that Buyer may make a claim for indemnification at any time within the applicable statute of limitations applicable to such claims with respect to any breach of one of the Fundamental Representations (e.g., with respect to Section 7(o) (Taxes), within the applicable statute of limitations for the assertion of tax claims against a taxpayer); provided further, however, that either Buyer or Sellers may make a claim for indemnification at any time within the applicable statute of limitations with respect to any fraudulent, intentional or willful breach of any representation or warranty.

d. Notice of claim. Upon obtaining knowledge of facts giving rise to a claim for indemnity, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the facts giving rise to such claim. Such notice shall contain a brief description of the nature and estimated amount of any claim for indemnification.

e. Defense of Third Party Claims. With respect to any claim or demand set forth in a notice of claim relating to a third party claim, the Indemnifying Party shall defend (in good faith and at its expense) any such claim or demand, and the Indemnified Party (at its expense) shall have the right to participate in the defense of any such claim. So long as the Indemnifying Party is defending such claim in good faith, the Indemnified Party shall not settle or compromise such third party claim. If the Indemnifying Party fails to defend any such claim, the Indemnified Party shall have the right to do so, but at the sole expense of the Indemnifying Party.

f. Limitation of Damages. No Indemnified Party shall be entitled to recover from the Indemnifying Party any incidental, consequential, special or punitive damages; provided that any incidental, consequential, special or punitive damages recovered by a third party from an Indemnified Party entitled to indemnification under this Section 14 shall be included in the Losses recoverable by such Indemnified Party. Notwithstanding anything to the contrary set forth in this Agreement, (i) the aggregate liability of Sellers for all events or occurrences giving rise to Sellers being required to indemnify Buyer and/or any other Indemnified Party with respect to the matters described under Section 14(a)(i) of this Agreement, but excluding any breach of one of the Fundamental Representations or any fraudulent, intentional or willful breach of any representation or warranty, shall not exceed $413,733.50; (ii) the aggregate liability of Sellers for any breach of one of the Fundamental Representations shall not exceed $3,000,000.00; and (iii) there shall be no cap or limitation of liability with respect to either Buyer's or either Seller's fraudulent, intentional or willful breach of any representation or warranty.

g. Sole Remedy. Except for the right to seek specific performance of any of the agreements contained herein, the remedies of Buyer, Sellers and each other Indemnified Party specifically provided for by this Section 14 shall be the sole and exclusive remedies of Buyer, Sellers and such other Indemnified Parties for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement or in any other agreement or document furnished or delivered pursuant hereto, (ii) any breach or failure to perform any covenants, agreements or obligations contained in this Agreement or in any other agreement or document furnished or delivered pursuant hereto, or (iii) any Losses relating to, resulting from or arising out of any transaction or matter relating in any manner whatsoever to this Agreement or to any other agreement or document furnished or delivered pursuant hereto.

h. Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Section 14 as an adjustment to the Purchase Price for all tax purposes. If notwithstanding the treatment required by the preceding sentence, any indemnification payment under Section 14 (including this Section 14(h)) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such taxes.

i. Tax and Insurance Benefits. In calculating the amount of any Losses for which an Indemnifying Party is liable under this Section 14, there shall be taken into consideration (i) when and as received by any Indemnified Party, the value of any actual federal or state income tax benefits and the cost of any actual federal or state income tax detriments as a result of the receipt of any indemnity payment, and (ii) the amount of any insurance recoveries, including any amounts which are in effect self-insured whether through retention amounts or otherwise, such Indemnified Party in fact receives as a direct consequence of the circumstances to which the Losses related or from which the Losses resulted or arose.

15. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual consent of Buyer and Sellers;

(ii) by either Buyer or Sellers if there has been a material misrepresentation or breach of a covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been cured by the breaching party within ten (10) calendar days after it has received notice of such breach from the non-breaching party (or such longer period of time, not to exceed twenty (20) calendar days, if such breach is incapable of being cured within such 10-day period), or waived in writing by the non-breaching party;

(iii) by Buyer if Buyer shall not have secured commitments for financing, on terms acceptable to Buyer in its sole and absolute discretion, to enable it to pay the Purchase Price and to otherwise consummate the transactions contemplated hereby, and to provide for sufficient working capital to operate the Business Lines from and after the Closing Date; provided, however, that if Buyer wishes to terminate this Agreement under this subsection (iii), it must do so by providing written notice to Sellers of such termination on or before November 19, 2013;

(iv) by Buyer if any of the conditions set forth in Section 11 or 12 shall not have been satisfied by November 22, 2013; or

(v) by Sellers if any of the conditions set forth in Section 11 or 13 shall not have been satisfied by November 22, 2013.

(b) If this Agreement is terminated by Buyer pursuant to Section 15(a)(iii), Sellers shall be entitled to retain the Deposit as their liquidated damages and Buyer shall have no further liability with respect to the transactions contemplated hereby. If this Agreement is terminated pursuant to Section 15(a)(i) or by Buyer pursuant to Section 15(a)(ii) or (iv), then Sellers shall immediately return the Deposit to Buyer.

16. General Provisions.

a. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and for the period of time set forth in Section 14(c).

b. Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

c. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

d. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Texas. Any legal action brought to enforce or construe this Agreement shall be brought exclusively in the courts located in Dallas County, Texas, and Buyer and Sellers hereby agree to the jurisdiction of such courts and agree that they will not invoke the doctrine of *forum non-conveniens* or other similar defenses.

e. Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered in person or sent by pre-paid certified or registered mail, receipted overnight messenger service, or receipted hand delivery, or facsimile (with electronic confirmation) as follows:

(i) If to Buyer, addressed as follows:

TGE Industrial Services, LLC
580 Decker Drive, Suite 260
Irving, Texas 75062
Attention: Michael G. Donohoe
Facsimile No.: (214) 256-4843

With a copy to:

Block & Garden, LLP
5949 Sherry Lane, Suite 900
Dallas, Texas 75225
Attention: Warren W. Garden, Esq.
Facsimile No.: (214) 866-0991

(ii) If to Sellers, addressed as follows:

c/o Texas Gulf Energy, Incorporated
1602 Old Underwood Road
LaPorte, Texas 77571
Attention: Craig Crawford

Facsimile No.: (832) 324-7116

With a copy to:

K&L Gates LLP
Southeast Financial Center, Suite 3900
200 South Biscayne Boulevard
Miami, Florida 33131-2399
Attention: Clayton E. Parker, Esq.
Facsimile No.: (305) 358-7095

f. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by Buyer or Sellers in connection with this Agreement and the transactions contemplated hereby, including, to the extent applicable, any brokers' and finder's fees, shall be paid by the party incurring such cost.

g. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The word "including" will mean including without limitation. Pronouns, nouns and terms used in this Agreement shall include the masculine, feminine, neuter, singular and plural forms thereof wherever appropriate to the context. The terms "this Agreement", "this instrument", "hereof", "herein", "hereunder", "hereto" and words of similar import refer to this Agreement as a whole, unless specifically provided otherwise elsewhere in this Agreement. Headings and captions are for convenience only and do not constitute substantive matters to be construed in interpreting this Agreement. All Schedules and Exhibits attached to this Agreement are incorporated herein by reference.

h. Specific Performance. Each party acknowledges and agrees that each other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

i. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, and any such purported assignment in violation hereof shall be void. Buyer shall be entitled to assign its rights and obligations hereunder to any affiliate or lender of Buyer upon prior written notice to Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, heirs, and legal representatives and no other person or entity shall have any right, benefit or obligation

hereunder.

j. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties with respect to the subject matter hereof and thereof, including without limitation, that certain letter dated September 20, 2013, by and between TXGE and CornerPost Capital Partners, LLC, an affiliate of Buyer.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Buyer and each Seller have executed this Agreement as of the date first written above.

BUYER:

TGE INDUSTRIAL SERVICES, LLC

By: ______________________
Michael G. Donohoe, Manager

SELLERS:

(TXGE)
TEXAS GULF ENERGY, INCORPORATED

By: ______________________
Craig Crawford,
Chief Executive Officer

(FISHBONE)
FISHBONE SOLUTIONS, INC.

By: ______________________
Craig Crawford
Vice President

(TGIS)
TEXAS GULF INDUSTRIAL SERVICES, INC.

By: ______________________
Craig Crawford
President

Acknowledged and Agreed to By:

____
Karim Ayed

____
Mohamed Noureddine Ayed

Schedule 1A

Schedule of Purchased Assets

With respect to the Business Lines:

(a) all finished goods inventories, raw materials, packaging materials, manufactured and purchased parts, work in process (subject to Schedule 1B(j)), consigned goods and finished goods (including warehoused inventories and inventories covered by purchase orders), wherever located (collectively, the "Inventory");

(b) all rights of Sellers under written or oral Contracts listed on Schedule 2;

(c) all transferable governmental licenses, registrations, certificates of occupancy or other permits or approvals of any nature of each Seller or any of its subsidiaries relating to the Business Lines;

(d) all of the following which are owned by, issued to or licensed to each Seller or any of its subsidiaries, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world) (the "Proprietary Rights"): all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures and any reissuance, continuation, continuation-in-part, division, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential and proprietary information, including ideas, formulas, compositions, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, manufacturing and production processes and techniques, customer and supplier lists, pricing and cost information and technical data and manuals (in each case relating to products currently in production as well as former products and products under development); computer software (including websites, data and related documentation); all other proprietary rights; and all copies and tangible embodiments thereof (in whatever form or medium), together with all books, records, drawings or other indicia, however evidenced; in each case including, without limitation, the items set forth on Schedule 7(q);

(e) Any and all machinery, equipment (including all vehicles, testing equipment, "demo" equipment and office equipment), computers and related software, tooling, molds, and dies exclusively used by the Sellers in connection with the Business Lines, together with such additional machinery, equipment (including all vehicles, testing equipment, "demo" equipment and office equipment), computers and related software, tooling, molds, and dies as will be set forth on Schedule 1(A)(e) prior to the Closing by the mutual agreement of the Parties;

CV

(f) all office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind exclusively used by the Sellers in connection with the Business Lines, together with such additional office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property as will be set forth on Schedule 1(A)(f) prior to the Closing by the mutual agreement of the Parties;

(g) the right to receive and retain mail and other communications (other than those related to Excluded Assets or Excluded Liabilities);

(h) all lists, books, records, documents, correspondence, and other information of any kind (including those pertaining to accounts and referral sources); all lists and records pertaining to suppliers and customers and other business relations; and all studies, plans, books, ledgers, files, plats, architectural plans, drawings and specifications and business records of every kind (including all financial, business and marketing plans and information); in each case whether evidenced in writing, electronic data (including by computer) or otherwise;

(i) all deposits, prepaid charges and expenses, including prepaid rent pertaining to the ongoing operations of the Business Lines;

(j) all advertising, marketing and promotional and trade show materials and booths and the like, all archival materials and all other printed or written materials;

(k)all goodwill, if any;

(l) all franchises, approvals, permits, licenses, orders, registrations, certifications, variances, authorizations and similar rights obtained from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such agencies;

(m) to the extent not enumerated above:

- Customer relationships as represented by Master Service Agreements or similar general services; agreements or authorizations, including those listed on 1A.1, and any current purchase or work orders connected to or authorized under these agreements;
- All marketing and business development advertisements, brochures, presentations, etc.;
- All applicable company logos and copyrighted material listed on 1A.11;
- Tangible Fixed Assets, Machinery and Equipment listed on 1A.2 and any other unlisted assets used in the operations of the business units;
- Software Licenses listed on 1A.3;
- Certificates of Authorization (Code Stamps) from various industry certifying bodies listed on 1A.4. All QC stamps, manuals, certificates, documentation, etc.;
- ALL WPS's (Welding Procedure Specifications);
- A copy of the TGE Quality Control and Safety Management System, including online resources, described and listed on 1A.5. The Seller will also retain a copy for their use;
- All data contained in the Seller's computer and information system pertaining to the Industrial Services, Electrical & Instrumentation and Fishbone operations, including accounting data, historical customer data, historical project data, correspondence and other data, including the data residing on the "Shared Drive" network attached server (index listed on 1A.6);

- Industry trade group and similar memberships listed on 1A.7;
- State Licenses listed on 1A.8;
- Cell phones and associated phone numbers listed on 1A.9;
- S.C.O.P.E Software as described on 1A.10;
- All historical accounting files, project files and correspondence pertaining to the Industrial Services, Electrical & Instrumentation and Fishbone operations;
- The Fishbone url (www.fishbonecompanies.com); and

(m) all other properties, assets and rights related to the Business Lines owned by each Seller or any of its subsidiaries as of the Closing Date, or in which each Seller or any of its subsidiaries has an interest, and which are not otherwise Excluded Assets.

Schedule 1B

Schedule of Excluded Assets

(a) all cash, Accounts Receivable (except as contemplated by Section 10(g)), all receivables, deposits, prepayments and prepaid expenses of any kind or nature.

(b) all Contracts that are not Assumed Contracts;

(c) the corporate seals, certificate of incorporation, bylaws, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, minute books, stock books and records, original tax returns, original books of account or other original records having to do with the corporate organization of Seller;

(d) any rights of Sellers under this Agreement or under any other agreement between Sellers on the one hand and Buyer on the other hand entered into on or after the date hereof;

(e) the rights to any of Seller's claims for any tax refunds respecting any period ending on or prior to the Closing Date;

(f) all personnel records that each Seller is required by law to retain in its possession (provided, to the extent permitted by law, that each Seller provides Buyer with copies thereof);

(g) All of Seller's insurance policies (if any); and

(h) all claims, causes of action, obligations, liabilities, rights of recovery and rights of setoff and all rights to receive mail and communications, in each case with respect to the Excluded Assets and/or the Excluded Liabilities;

(i) all assets and contracts, of any kind or nature, used solely in the production and/or generation of income of International Plant Services, L.L.C. and Texas Gulf Specialty Services, Inc. that pertain to the provision of foreign national skilled labor and, to the extent not purchased under the Agreement in connection with the Business Lines, all of the remaining assets and contracts, or every kind and nature, of TXGE and/or its subsidiaries;

Cr

Schedule 2

List of Assumed Contracts
and
Other Assumed Liabilities

(a) all liabilities and obligations of Sellers under that certain Promissory Note, dated October 21, 2013, in the original principal amount of $1,000,000.00, executed by Seller and made payable to David Mathews;

(b) all liabilities and obligations of Sellers under that certain Convertible Promissory Note, dated February 3, 2012, in the original principal amount of $493,506.32, executed by Seller and made payable to John Sloan;

(c) all liabilities and obligations of Sellers under that certain Convertible Promissory Note, dated February 3, 2012, in the original principal amount of $100,000.00, executed by Seller and held as of the Closing Date by John Sloan;

(d) all post-Closing liabilities and obligations of any license or permit transferred to Buyer as of the Closing Date; and

(e) All current Work and/or Purchase Order Commitments with the Sellers with respect to the Business Lines pertaining to or controlled by the Master Service Agreements or similar general services agreements or authorizations, including those listed on Schedule 1A.1.